Exhibit (p)(21)

5.	Code of Ethics – Smith Capital Investors, LLC

5.1 Background. The Company has established a Code of Ethics (the “Code of Ethics”) requiring compliance with all applicable ethical rules under the Advisers Act by all employees, officers and other Access Persons of the Company. The Code of Ethics consists of Articles 5, 6, 7 and 8 of this Compliance Manual.

5.2 Access Persons. For purposes of this Code of Ethics, “Access Persons” means all Supervised Persons of the Company, which generally include all employees, officers, directors and members of the Company and any other persons designated by the CCO. Persons associated with the Company that would otherwise fall within the definition of Access Person due to such person’s status with the Company may be deemed by the CCO to not be an Access Person for certain selected provisions of this Code of Ethics. Access Persons, and the basis upon which any person is exempt from Access Person status, will be documented in writing which shall be maintained by the CCO in accordance with the Company’s books and recordkeeping policies.

5.3 Chief Compliance Officer. The Company has appointed a CCO. The CCO may appoint one or more assistant compliance officers to assist the CCO with his or her duties in such capacity. The CCO is responsible for periodically reviewing, testing, updating and effectively communicating to Access Persons this Code of Ethics and other policies and procedures of the Company. The CCO provides guidance on the interpretation and application of the Company’s policies and procedures and also handles many of the Company’s day-to-day compliance matters. If applicable, the CCO will report to management of the Company periodically and as matters arise (if deemed necessary by the CCO) on the implementation and effectiveness of this Code of Ethics and other compliance matters and will recommend to management any updates or amendments to this Code of Ethics or other policies and procedures that the CCO deems necessary.

5.4 Insider Trading Policy. All Access Persons must comply with the Company’s Insider Trading Policy (see Article 9).

5.5 Accountability. Each Access Person must:

(a) promptly upon employment by the Company, affirm in writing to the Company that he or she has received, read and understands this Code of Ethics by delivering to the CCO a certificate in the form of Exhibit 5.5;

(b) annually thereafter affirm to the Company that he or she has complied with the requirements of this Code of Ethics;

(c) not retaliate against any other Access Person, the Company or any affiliate of the Company for reports of potential violations of this Code of Ethics, or any other policies and procedures that are made in good faith; and

(d) follow the reporting procedures set forth below promptly if he or she believes that there has been or will be a violation of this Code of Ethics or any other policies or procedures of the Company.

Exhibit (p)(21)

5.6 Reporting Violations of this Code Of Ethics. The CCO is responsible for receiving, reviewing, investigating and resolving concerns and reports relating to the matters described in this Code of Ethics and other policies and procedures of the Company. It is the objective of the CCO and management of the Company to foster an atmosphere where Access Persons are comfortable reporting concerns and possible violations of the Company’s policies or procedures. Reprisal action against any person who in good faith reports suspected violations of the Code of Ethics is not permitted, and any such reprisal actions will be deemed a violation of the Code of Ethics. However, the reporting of a violation will not excuse the violation itself. The Company will investigate any matter which is reported and will take any appropriate corrective action. Reports of any concerns or potential violations of this Code of Ethics or any other compliance policy or procedure must be made in writing to the CCO. Anonymous reports should be made in writing and sent by mail, not by e mail. The Company will, to the extent reasonably possible, keep confidential both the information and concerns reported under this Code of Ethics or any other policies or procedures, and its discussions and actions in response to these reports and concerns. In the course of its investigation, however, the Company may find it necessary to share information with others on a “need to know” basis or may be required by law to disclose information.

5.7 Waivers. Any waiver of this Code of Ethics must be approved in advance by the CCO.

5.8 Effect of Code of Ethics. This Code of Ethics is not intended to create, nor does it create, any contractual rights of any Access Person related to employment or any rights of third parties. This Code of Ethics is not intended to reduce or limit the other obligations that an Access Person may have to the Company.

6.	Standards of Conduct And Ethics.

6.1 Fiduciary Duty to Clients. As an investment adviser, the Company has a fiduciary duty to its clients to act in utmost good faith solely in the best interests of its clients and to make full and fair disclosure of all material facts. The Company and its Access Persons shall at all times place the interests of the Company’s clients before the interests of the Company and its Access Persons. Access Persons must seek to avoid any actual or potential conflicts of interest or abuse of position of trust and responsibility. In particular, an adviser must be sensitive to the possibility of rendering less than disinterested advice, whether consciously or unconsciously, and an advisor may be faulted even where it did not intend to injure a client or even if a client does not suffer a monetary loss. Under these principles, Access Persons should consider whether conflicts of interest that may arise from time to time have been fully disclosed to clients. Among the specific obligations that flow from an adviser’s fiduciary duties are:

(a) a duty to have a reasonable, independent basis for its investment advice;

(b) with respect to brokered securities transactions, a duty to obtain best execution for clients’ securities transactions where the adviser is in a position to direct brokerage transactions;

(c) a duty to ensure that its investment advice is suitable to the client’s objectives, needs, and circumstances; and

Exhibit (p)(21)

(d) a duty to be loyal to clients.

Various procedures described in this Compliance Manual are intended to help assure that the Company and its personnel conduct the business activities of the Company, and conduct their own activities, in a manner consistent with the requirements of the Advisers Act and the rules thereunder, and with the fiduciary duties owed by the Company to its clients.

6.2 Compliance with Laws and Regulations. The Company is committed to compliance with the Advisers Act and the rules thereunder and other securities laws and regulations that define and establish obligations applicable to the Company and its Access Persons (collectively, “Securities Laws”). Access Persons must comply with all applicable Securities Laws in performing their duties and services for the Company. Access Persons should consult the CCO if they have any question about whether their or any other Access Person’s conduct complies with the Securities Laws. If an Access Person violates applicable Securities Laws in performing his or her duties or services for the Company, the individual may be subject to prosecution or civil actions, and could subject the Company to similar risks and penalties. Access Persons who violate applicable Securities Laws also will be subject to disciplinary actions by the Company, which may include the possibility of termination of employment.

6.3 Fair, Accurate, Timely and Understandable Disclosure. It is the Company’s policy that all financial statements and any other reports to clients of the Company and Investors in the Funds be fairly presented, accurate, timely prepared and understandable. Access Persons who are responsible for these financial statements and reports must take the steps, consistent with their role within the Company, to assist the Company in meeting its reporting obligations. In particular, Access Persons should provide prompt and accurate answers to all inquiries made of them in connection with the Company’s preparation of such financial statements and reports. Access Persons must promptly inform the CCO of any concern that a financial statement or other report to Investors is not accurate and complete.

6.4 Ethical Obligations and Fair Dealing. It is important that Access Persons promote integrity and ethical behavior throughout the Company. The Company’s reputation and continued success is dependent upon maintaining a culture that fosters integrity and ethical behavior. In support of this culture each Access Person is expected to:

(a) perform his or her duties in an honest and ethical manner;

(b) handle actual or apparent conflicts of interest between his or her personal and professional relationships in a manner that complies with the Company’s policies and procedures; and

(c) proactively promote and be an example of ethical behavior in the work environment.

Access Persons should deal honestly with the Company’s clients (and Investors in the Funds), services providers, vendors, competitors, employees, consultants and others with whom the Company conducts its business. Access Persons should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing. It is the Company’s policy not to seek competitive advantages through unethical or illegal business practices.

Exhibit (p)(21)

6.5 Confidential Information. During the course of employment, Access Persons may learn trade secrets or confidential information that belongs to the Company, a Fund, an Investor or a third party. This information might include, but is not limited to, financial information, budget information, contracts, marketing and business plans, proprietary software, personnel and compensation information, and other information relating to the Company, Funds, Investors or prospective Investors, or targets for Fund investments and other proprietary or confidential information (collectively, “Confidential Information”).

6.6 Restrictions on Use Confidential Information. Confidential Information must remain confidential and may not be used or disclosed by any Access Person other than as necessary to perform his or her duties as an employee of the Company. Confidential Information must not be disclosed to an Access Person’s family members or to any Access Person who is not entitled to the information, without the prior consent of the CCO. Any Access Person who violates this policy will be subject to disciplinary action, which may include immediate termination of employment. This restriction on the disclosure and use of Confidential Information exists both during and after an Access Person’s employment. Any doubts about the confidentiality of information should be discussed with the CCO.

6.7 Ownership of Confidential Information. All writings containing Confidential Information that are prepared by any Access Person, or otherwise come into an Access Person’s possession during employment with the Company, are and will remain the property of the Company. All Access Persons must return to the Company all Confidential Information and all other tangible property of the Company that is in their possession, custody or control, including all copies, immediately upon separation from employment with the Company.

6.8 Existing Obligations. Each Access Person must disclose prior to or at the time of his or her hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of his or her positions with the Company.

6.9 Conflicts of Interest. All Access Persons must comply with the Company’s Conflicts of Interest policy (see Article 4).

7.	Personal Investments Policy.

7.1 Personal Trading Accounts. A “Personal Trading Account” means any direct holdings of securities by an Access Person and any bank account, securities account or brokerage account in which securities are held and in which an Access Person has any direct or indirect beneficial ownership, including any bank, securities or brokerage account of an Access Person’s immediate family member or any relative by blood or marriage that either lives in the Access Person’s household or who is financially dependent on the Access Person. “Beneficial ownership” means having or sharing a direct or indirect pecuniary interest with respect to a securities account, whether through any contract, arrangement, understanding, relationship or otherwise. The term “pecuniary interest” with respect to any securities account shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction of the securities account. An “indirect pecuniary interest” with respect to any securities account shall include, but not be limited to: (i) securities accounts held by members of a person’s immediate family sharing the same household; (ii) a person’s interest in any securities account held by a trust; and (iii) a person’s right to acquire equity securities through the exercise or conversion of any derivative security.

Exhibit (p)(21)

7.2 Exempted Accounts. An “Exempted Account” of an Access Person is an account over which neither the Access Person nor any immediate family member of the Access Person has any direct or indirect influence or control. This means that 100% discretion over all securities trading and investment decisions in the account has been given over to a third party intermediary (e.g., a broker, investment adviser, bank, trust or other custodian) that manages the account on behalf of the Access Person (or the Access Person’s family member), and the Access Person is not able to suggest or recommend (even indirectly) any investments or transactions for the account. Note that a traditional “managed account” or “discretionary account” typically would not satisfy this condition if the owner of such account retained any ability to direct or influence any trade or transaction in the account, whether express or implied.

7.3 Qualifying an Account as an Exempted Account. In order for a Personal Trading Account to qualify as an Exempted Account, an Access Person must first provide the CCO with confirmation from his or her financial intermediary that manages the account that: (i) defines the nature of the account; (ii) clearly states the inability of the Access Person to directly or indirectly influence or control any activity, trading or investing in the account; and (iii) demonstrates that the Access Person has provided the intermediary with a list of the names of any publicly traded companies on whose board the Access Person sits. An annual certification that there have been no changes to the status of the Exempted Account is required, and the Access Person is required to notify the CCO of any changes to the status of the Exempted Account or of the addition of other Exempted Accounts at the time of such change.

7.4 Scope and Application. The personal securities trading policy set forth in this Article 7 of the Code of Ethics generally governs all securities trading and investment transactions effected in a Personal Trading Account, unless such account qualifies as an Exempted Account. If an Access Person’s Personal Trading Account qualifies as an Exempted Account, the Access Person may hold in the Exempted Account, and the Access Person’s intermediary that manages the Exempted Account may effect transactions in, Restricted List securities so long as the conditions for qualifying the account as an Exempted Account set forth herein continue to be satisfied.

7.5 Restricted List Securities. Access Persons are prohibited from trading in the securities of any company or issuer that has been placed on the Company’s Restricted List (the “Restricted List”). The Restricted List is a current list of all companies that fall within either of the following two categories: (i) any company whose securities are held by any Fund (a “Portfolio Company”) or (ii) any company that is not a Portfolio Company but with which the Company has entered into a currently effective “No Trade Agreement” or “Confidentiality Agreement” or with respect to which the Company or any of its Access Persons have material nonpublic information (a “Restricted Non-Portfolio Company”). Access Persons generally are free to trade in the securities of a company as soon as such company is removed from the Restricted List (but see - “Serving on Boards of Directors of Portfolio Companies” in Section 7.8).

Exhibit (p)(21)

7.6 Updating the Restricted List. As soon as a company becomes a Portfolio Company or a Restricted Non-Portfolio Company, as described above, it must be added to the Company’s Restricted List. The Restricted List will be updated promptly by the CCO. Portfolio Companies generally will remain on the Restricted List for a period of six months following the relevant Fund’s exit from the position; provided, however, that in the event that any Fund acquires shares of a large cap issuer as a result of a merger, the Company may elect to exclude such Portfolio Company from the Restricted List if neither the Company nor any Access Person is in possession of any material non-public information with respect to such Portfolio Company at that time. Restricted Non-Portfolio Companies generally remain on the Restricted List for the duration of the applicable No Trade Agreement or Confidentiality Agreement or such other amount of time specified by the CCO. A current version of the Restricted List is made available to the Company’s Access Persons each time the list is updated. Employees are prohibited from sharing the Restricted List with persons who are not subject to the Company’s Insider Trading Policy.

7.7 Exceptions to Restricted List Policy. As discussed above, an Access Person may hold Restricted List securities in a properly qualified Exempted Account. In addition to that general exception, an Access Person may seek to take advantage of the following exceptions to the Restricted List policy. An Access Person may request, and the CCO in his or her discretion may grant or deny, an exception to trade in the securities of a company that is included on the Restricted List. Access Persons may be permitted to indirectly participate in transactions in Restricted List securities through their participation in the Funds.

7.8 Serving on Boards of Directors of Portfolio Companies. In addition to the restrictions set forth above, an Access Person who serves on the Board of Directors of any Portfolio Company is restricted from purchasing or selling (in the instance in which the Access Person owned the securities before being appointed to the Board of Directors) the securities of that Portfolio Company for the duration of his or her service on, and for six months following his or her resignation from, such Board of Directors, unless the Access Person receives pre-approval from the CCO. While serving on the Board of Directors of a Portfolio Company an Access Person also may be subject to restrictions on trading in securities of the Portfolio Company under the Portfolio Company’s internal policies and procedures.

7.9 Pre- Approval to Participate in Initial Public Offerings or Certain Limited Offerings. No Access Person may acquire beneficial ownership of any security issued in any “Initial Public Offering” or “Limited Offering” (each as defined below) without first obtaining the consent of the CCO. Pre-approval will not be granted if the CCO determines that such participation may violate any applicable securities law or regulation. Pre-Approval of all investments by an Access Person in either a Limited Offering or an Initial Public Offering must be obtained from the CCO prior to the Access Person engaging in such a transaction, even in an Exempted Account. As such, an Access Person who wishes to use an Exempted Account generally must either arrange by contract to have the intermediary that manages the account seek the CCO’s pre-approval before effecting any transaction in an Initial Public Offering or Limited Offering in the Exempted Account or must instruct the intermediary categorically to not affect any transactions in Initial Public Offerings or Limited Offerings in the Exempted Account.

Exhibit (p)(21)

7.10 Initial Public Offerings. For purposes of Rule 204A-l under the Advisers Act and this Code of Ethics, an “Initial Public Offering” includes any offering of securities that is registered under the Securities Act where immediately before registering the offering the issuer of such securities was not subject to the reporting requirements of Section 13 or 15 of the Securities Exchange Act of 1934 (i.e., was not a “reporting company” required to file 10-Ks and 10-Qs with the SEC). Please note that Initial Public Offerings would not include follow-on (or “secondary”) offerings of issuers that already have an existing class of publicly traded securities at the time of the follow-on offering. An Access Person must obtain pre-approval before engaging in an investment in an Initial Public Offering in either a Personal Trading Account or an Exempted Account.

7.11 Limited Offerings. For purposes of Rule 204A-1 under the Advisers Act and this Code of Ethics, a “Limited Offering” includes any offering that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(a)(2) or 4(a)(5) of the Securities Act or Regulation D thereunder. Limited Offerings include private placements.

8.	Personal Securities Trading Reporting Policy.

8.1 Required Reports. Each Access Person is required to submit to the Company, as specified below, reports that list all of the Access Person’s (1) Personal Trading Accounts and (2) Exempted Accounts, if any. In addition, each Access Person must submit reports of their holdings and transactions in certain “Reportable Securities” in Personal Trading Accounts as discussed below. Holdings of and transactions in Reportable Securities in Exempted Accounts generally are not subject to the reporting requirements below. The one exception is that each Access Person must report all holdings of and transactions in any Limited Offerings in any of the Access Person’s Exempted Accounts.

8.2 Reportable Securities. Securities that are required to be reported in holdings reports and transaction reports are referred to as “Reportable Securities” for purposes of this Code of Ethics and include all securities other than (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by registered open-end funds (i.e., mutual funds); and (5) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds. For purposes of this Code of Ethics, Reportable Securities include, but are not limited to: (i) publicly traded stocks, (ii) corporate bonds, (iii) municipal bonds, (iv) equity options, (v) options on securities indexes, (vi) currency options, (vii) ETF shares, (viii) privately placed and unregistered equity securities, and (ix) all forms of limited partnership and limited liability company interests, including interests in private investment funds (such as real estate funds, hedge funds and private equity funds).

8.3 Investment Account Certification Form. No later than 10 days after becoming an Access Person of the Company, each Access Person must submit to the CCO an Investment Account Certification Form that lists all (i) Personal Trading Accounts and (ii) Exempted Accounts owned or controlled by the Access Person at that time. A copy of the Investment Account Certification Form to be used for this purpose is attached to this Code of Ethics at Exhibit 8.3. Thereafter, each Access Person is required to submit an updated Investment Account Certification Form to the CCO annually upon the CCO’s request. In addition, each Access Person must promptly notify the CCO in writing if the status of any Personal Trading Account or Exempted Account changes (e.g., an Exempted Account no longer qualifies as such and therefore should be treated as a Personal Trading Account going forward) by promptly submitting an updated Investment Account Certification Form to the CCO.

Exhibit (p)(21)

8.4 Timing and Submission of Reports. Each Access Person must submit a Securities Holdings Report that lists all Reportable Securities held by such Access Person in any Personal Trading Account to the CCO in the form attached hereto as Exhibit 8.4, within the following timeframes:

(a) initial Securities Holdings Reports must be submitted to the CCO no later than 10 days after becoming an Access Person of the Company, and the information contained in the report must be current as of a date no more than 45 days prior to the date such person became an Access Person; and

(b) annual Securities Holdings Reports must be submitted to the CCO at least once each 12 months thereafter, on a date selected by the CCO, and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

Note that, as described in Section 7.1, Personal Trading Accounts include accounts over which an Access Person has any direct or indirect beneficial ownership, including any securities accounts of an Access Person’s immediate family members. As such, Access Persons may in some circumstances be required to report securities holdings of family members in Securities Holdings Reports. Note also that holdings in Exempted Accounts are not required to be included in Securities Holdings Reports, with the exception of holdings of Limited Offerings, which must be reported to the CCO even if such instruments are held in an Exempted Account. Access Persons in whose Exempted Accounts Limited Offerings are held may comply with the requirement to report holdings in these instruments by providing the CCO with copies of the account statements they receive from the intermediary that manages the account on their behalf if such statements show all holdings of Limited Offerings in the accounts.

8.5 Content of Reports. Initial and annual Securities Holdings Reports must contain the following information: (a) the title and type of security, the exchange ticker symbol or CUSIP number (as applicable), number of shares, units or percentage interest, and principal amount of each Reportable Security held in any Personal Trading Account; (b) the name of any broker, dealer or bank with which the Access Person maintains any Personal Trading Account in which any Reportable Securities are held; and (c) the date on which the Access Person submits the report (see Exhibit 8.4).

8.6 Quarterly Transaction Reports. No later than 30 days after the end of each calendar quarter, each Access Person must submit to the CCO a quarterly transactions report (in such form as may be established by or otherwise acceptable to the CCO) that contains the following information about each transaction in a Reportable Security in any Personal Trading Account of the Access Person during such calendar quarter:

Exhibit (p)(21)

(a) the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;

(b) the nature of the transaction (i.e.. purchase, sale or any other type of acquisition or disposition);

(c) the price of the security at which the transaction was effected;

(d) the name of the broker, dealer or bank with or through which the transaction was effected; and

(e) the date on which the Access Person submits the report.

As discussed above, transactions in Exempted Accounts are not required to be included in quarterly transaction reports that are submitted to the CCO, with the exception of transactions in Limited Offerings, which must be reported to the Chief Financial Officer even if such instruments are held in an Exempted Account. Access Persons in whose Exempted Accounts transactions in Limited Offerings are effected may comply with the requirement to report transactions in these instruments by providing the CCO with copies of the account statements they receive from the intermediary that manages the account if such statements show all transactions in Limited Offerings in the account(s) in the quarter that is being reported. If no transactions occur during a quarter, no quarterly report is required to be submitted.

8.7 Alternative to Submitting Quarterly Transaction Reports. As an alternative to completing and submitting quarterly transaction reports, an Access Person may elect to have duplicate copies of his or her monthly or quarterly account statements sent from the intermediary that manages or maintains his or her Personal Trading Accounts directly to the CCO. This alternative is available to Access Persons only if the following two conditions are satisfied:

(a) all monthly or quarterly account statements provided in lieu of quarterly transaction reports must be received by the CCO no later than 30 days following the end of the applicable calendar quarter; and

(b) each monthly or quarterly account statement submitted in lieu of quarterly transaction reports must contain all of the following information with regard to each and every transaction in a Reportable Security executed in the account during the applicable period: (i) the date of the transaction, the title of the security involved and (as applicable) the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the security at which the transaction was effected; and (iv) the name of the broker, dealer or bank with or through which the transaction was effected.

8.8 Review of Reports. The CCO, or one or more assistant compliance officers designated by the CCO, will review each Securities Holdings Report and quarterly transaction report submitted by Access Persons.

Exhibit (p)(21)

8.9 Sanctions. A violation of the Company’s Personal Investments Policy (in Article 7) or Personal Securities Trading Reporting Policy (in this Article 8) may result in disciplinary action, which may include termination of employment. Employees that benefit from violation of the Company’s Personal Investments Policy may also be required to turn over any benefit as directed by the CCO.